Exhibit 16.1

September 6, 2024

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read Waton Financial Limited’s disclosure regarding “Change in Registrant’s Certifying Accountant” as included in the Amendment No. 1 to Form F-1 to be filed with the Securities and Exchange Commission on or about September 6, 2024. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas